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                                                                    EXHIBIT 99.2


           MICROISLET REGAINS COMPLIANCE WITH AMERICAN STOCK EXCHANGE
                           CONTINUED LISTING STANDARDS

SAN DIEGO, September 28 -- MicroIslet, Inc. (Amex: MII) announced today that it has received a letter from the American Stock Exchange (Amex) stating that as a result of the company's filing of its Form 10-QSB for the period ended June 30, 2005 with the Securities and Exchange Commission, the company has successfully regained compliance with the Amex continued listing standards.

MicroIslet had been notified by the Amex in a letter dated August 24, 2005 that it was out of compliance with the requirements of Sections 134, 1003(d) and 1101 of the Amex Company Guide for the company's failure to file timely its Form 10-QSB for the period ended June 30, 2005. On September 13, 2005, the Amex accepted the company's plan of compliance, which called for the company to file the Form 10-QSB for period ended June 30, 2005 with the Securities and Exchange Commission no later than October 6, 2005. MicroIslet filed such Form 10-QSB on September 27, 2005.

About MicroIslet

MicroIslet is a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. MicroIslet's patented islet transplantation technology includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet is working to develop and commercialize a first product, called MicroIslet-P(TM), a microencapsulated porcine islet cell suspension that will be used for transplantation in patients with insulin-dependent diabetes. Additional information about MicroIslet can be found at www.microislet.com.

For further information, please contact: William G. Kachioff, Vice President, Finance and Chief Financial Officer of MicroIslet Inc., +1 858-657-0287, info@microislet.com.



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